Exhibit 5.1

March 3, 2004

Winnebago Industries, Inc.
P.O. Box 152
Forest City, Iowa 50436

Re:   Winnebago Industries, Inc.
Form S-8 Registration Statement

Gentlemen:

        We have acted as special counsel for Winnebago Industries, Inc. (“WINNEBAGO”), in connection with the registration statement on Form S-8 (the “REGISTRATION STATEMENT”) of Winnebago which is being filed with the Securities and Exchange Commission on March 3, 2004 covering up to 2,000,000 shares of Winnebago’s Common Stock, $.50 par value (the “COMMON STOCK”), issuable to eligible participants in the Winnebago Industries, Inc. 2004 Incentive Compensation Plan (the “2004 Incentive Plan”).

        As such counsel, we have examined the Articles of Incorporation and By-laws of Winnebago, the 2004 Incentive Plan, the Registration Statement and such other corporate documents and records and have made such other inquiries as we have deemed necessary or advisable in order to enable us to render the opinions hereinafter set forth.

        Based on the foregoing, we are of the opinion that:

1. The shares of Common Stock when sold, issued and delivered in the manner and for consideration pursuant to the 2004 Incentive Plan and as contemplated by the Registration Statement will be validly issued and outstanding, fully paid and non-assessable shares of Common Stock of Winnebago.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,
By: /s/ Chapman and Cutler LLP